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                                                                    Exhibit 4.03

THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

THIS NOTE IS SUBORDINATED PURSUANT TO, AND SUBJECT TO THE TERMS AND CONDITIONS OF, THE INTERCREDITOR AGREEMENT (AS DEFINED IN THE PURCHASE AGREEMENT REFERENCED BELOW)


                              AMENDED AND RESTATED

                      SUBORDINATED SECURED PROMISSORY NOTE

$1,500,000

Issue Date:  January 31, 2005                    Maturity Date: January 31, 2006


      FOR VALUE RECEIVED, Warp Technology Holdings, Inc. (the "Company") hereby promises to pay to the order of Gupta Holdings, LLC or its successors, assigns and legal representatives (the "Holder"), at 360 N. Crescent Drive, South Building, Beverly Hills, California 90210, or at such other location as the Holder may designate from time to time, the aggregate principal sum of $1,500,000 (One Million Five Hundred Thousand Dollars), in lawful money of the United States of America, together with interest thereon at a rate of 10.0% per annum.

      1. Company Notes. This Note (the "Note") is one of a series of Notes (the "Company Notes") of like tenor in an aggregate principal amount of up to $4,000,000 Four Million Dollars) issued by the Company pursuant to the terms of the Subordinated Note and Warrant Purchase Agreement, dated of even date herewith (the "Purchase Agreement"), among the Company and the investors party thereto. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Purchase Agreement unless otherwise defined herein.

      This Note is the Gupta Note, in the form of Exhibit 1.B-2, to the Purchase Agreement. This Note is issued by the Company to the Holder as an amendment and restatement, in its entirety, of the heretofore outstanding $1,500,000 Convertible Demand Note issued from the Company the Holder on December 8, 2004, which shall no longer be outstanding as of the delivery hereof.
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      2. Maturity Date. Subject to the provisions of Section 6 below, the aggregate principal amount of this Note and accrued interest thereon shall be due and payable on January 31, 2006 (the "Maturity Date").

      3. Calculation and Payment of Interest. Interest shall be payable in registered shares of Common Stock of the Company, provided that until such shares are registered, interest shall be payable in cash. If interest is paid in shares of Common Stock, interest will be paid in full shares only, with an additional share to be paid for any fractional share. Interest hereunder shall be calculated on the basis of a 360-day year for the actual number of days elapsed. Interest shall be calculated on a simple interest basis and shall accrue daily and be payable quarterly, in arrears.

      4. Prepayment. Any prepayments hereunder shall be applied first, to the payment of any expenses then owed to the Holder, second, to accrued interest on this Note and third, to the payment of the principal amount outstanding under this Note. The Company shall not have the right to set off or otherwise deduct from amounts payable by it hereunder any amounts whether liquidated or unliquidated, which the Holder or any of its Affiliates may owe to the Company, which right is hereby expressly waived to the maximum extent permitted by applicable law. The Company shall have no right to make any prepayment of all, or any portion of this Note unless the Company makes a simultaneous prepayment of the other Notes under the Purchase Agreement pari pasu. In the event of any prepayment, a prepayment penalty in an amount equal to the remaining interest payments through Maturity will be charged and due at the time of such prepayment.

      5. Covenants. The Company agrees that, so long as any amount payable under this Note remains unpaid, it will not, and will cause its Subsidiaries not to, without the prior written consent of the Holder:

            (a) create, incur, guarantee, issue, assume or in any manner become liable in respect of, any obligation (i) for borrowed money, other than trade payables incurred in the ordinary course of business, (ii) evidenced by bonds, debentures, notes, or other similar instruments, (iii) in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), except letters of credit or other similar instruments issued to secure payment of trade payables arising in the ordinary course of business consistent with past practices, (iv) to pay the deferred purchase price of property or services, except trade payables arising in the ordinary course of business consistent with past practices, (v) as lessee under capitalized leases, (vi) secured by a Lien (as defined below) on any asset of the Company or a Subsidiary, whether or not such obligation is assumed by the Company or such Subsidiary and (vii) of any other person or entity, other than indebtedness for borrowed money existing on the date of this Note or other obligations or other liabilities incurred in connection with Liens permitted to be incurred under
Section 5(b)(vi) or 5(b)(vii) hereof;


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            (b) create, incur, assume or suffer to exist any lien, claim, pledge, charge, security interest or encumbrance of any kind ("Liens") on any asset now owned or hereafter acquired by it, except:

                  (i) Liens existing on the date hereof;

                  (ii) Liens for taxes or assessments and similar charges either
(x) not delinquent or (y) contested in good faith by appropriate proceedings and as to which the Company shall have set aside on its books adequate reserves;

                  (iii) Liens incurred or pledges and deposits in connection with workers' compensation, unemployment insurance and other social security benefits, or securing the performance bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, incurred in the ordinary course of business;

                  (iv) Liens imposed by law, such as mechanics', carriers', warehousemen's, materialmen's and vendors' Liens, incurred in good faith in the ordinary course of business;

                  (v) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property or minor irregularities of title incident thereto which do not in the aggregate materially detract from the value of the property or assets of the Company and its Subsidiaries taken as a whole or impair the use of such property in the operation of the Company's or its Subsidiaries' businesses; and

                  (vi) other Liens incidental to the conduct of the business of the Company or a Subsidiary or the ownership of its or their respective property and assets which were not incurred in connection with the borrowing of money, and which do not in the aggregate materially detract from the value of its property or assets; or

            (c) declare or make (i) any dividend, distribution or other payment on any capital stock (other than the payment of dividends on the Company's Series B Preferred Stock and Series B-2 Preferred Stock, which are payable in shares of Common Stock upon the conversion of such Series B Preferred Stock and Series B-2 Preferred Stock, and the payment of dividends on the Company's Series C Preferred Stock, which are payable in either cash or shares of Common Stock, at the election of the Company) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (A) any capital stock or (B) any option, warrant or other right to acquire capital stock.

      6. Events of Default. Each of the following shall constitute an "Event of Default" hereunder:

            (a) The Company shall fail to pay the principal amount of this Note and accrued interest thereon when due and payable (whether at the Maturity Date, upon acceleration or otherwise);


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            (b) The Company shall fail to pay any other amount under this Note or any amounts under the Purchase Agreement, Security Agreement or any other Transaction Document when due and payable (whether at the maturity date therefor, upon acceleration or otherwise) and such failure shall continue for a period of five (5) business days;

            (c) Any "Event of Default" shall occur under any other Transaction Document or the Company shall violate any of its duties or obligations under the Intercreditor Agreement or the Collateral Agency Agreement;

            (e) Any representation or warranty made by the Company in the Transaction Documents shall have been untrue or misleading in any material respect when made;

            (f) The Company fails to make a required payment or payments on indebtedness for borrowed money of Twenty-Five Thousand Dollars ($25,000) or more in aggregate principal amount;

            (g) There shall have occurred an acceleration of the stated maturity of any indebtedness for borrowed money of the Company or any Subsidiary of Twenty-Five Thousand Dollars ($25,000) or more in aggregate principal amount (which acceleration is not rescinded, annulled or otherwise cured within ten
(10) days of receipt by the Company or such Subsidiary of notice of such acceleration);

            (h) Any material covenant, agreement or obligation of the Company in any Transaction Document shall cease to be enforceable, or shall be determined to be unenforceable in any material respect; or any of the security interests granted pursuant to the Security Agreement shall be determined to be void, voidable, invalid or unperfected, are subordinated or are ineffective to provide the Holder with a perfected, first priority security interest in the collateral covered by the Security Agreement, subject to the terms and conditions of the Transaction Documents;

            (i) The Company shall sell, transfer, lease or otherwise dispose of all or any substantial portion of its assets in one transaction or a series of related transactions, participate in any share exchange, consummate any recapitalization, reclassification, reorganization or other business combination transaction or adopt a plan of liquidation or dissolution or agree to do any of the foregoing;

            (j) One or more judgments in an aggregate amount in excess of Fifty Thousand Dollars ($50,000) shall have been rendered against the Company or any Subsidiary and such judgment or judgments remain undischarged or unstayed for a period of sixty (60) days after such judgment or judgments become or became, as the case may be, final and unappealable;


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            (k) The Company shall have applied for or consented to the appointment of a custodian, receiver, trustee or liquidator, or other court-appointed fiduciary of all or a substantial part of its properties; or a custodian, receiver, trustee or liquidator or other court appointed fiduciary shall have been appointed with or without the consent of the Company; or the Company is generally not paying its debts as they become due by means of available assets, or has made a general assignment for the benefit of creditors; or the Company files a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any insolvency law, or an answer admitting the material allegations of a petition in any bankruptcy, reorganization or insolvency proceeding or has taken action for the purpose of effecting any of the foregoing; or if, within sixty (60) days after the commencement of any proceeding against the Company seeking any reorganization, rehabilitation, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal bankruptcy code or similar order under future similar legislation, the appointment of any trustee, receiver, custodian, liquidator, or other court-appointed fiduciary of the Company or of all or any substantial part of its properties, such order or appointment shall not have been vacated or stayed on appeal or otherwise or if, within sixty (60) days after the expiration of any such stay, such order or appointment shall not have been vacated (collectively, "Insolvency Events"); or

      (l) Any Insolvency Event shall have occurred with respect to any Subsidiary.

            Upon the occurrence of any Event of Default, the Holder may, at its option, declare all amounts due hereunder to be due and payable immediately and, upon any such declaration, the same shall become and be immediately due and payable. If an Insolvency Event occurs with respect to the Company or any Subsidiary, then all amounts due hereunder shall become immediately due and payable without any declaration or other act on the part of the Holder. Upon the occurrence of any Event of Default, the Holder may, in addition to declaring all amounts due hereunder to be immediately due and payable, pursue any available remedy, whether at law or in equity, including, without limitation, exercising its rights under the Security Agreement. If an Event of Default occurs, the Company shall pay to the Holder the reasonable attorneys' fees and disbursements and all other reasonable out-of-pocket costs incurred by the Holder in order to collect amounts due and owing under this Note or otherwise to enforce the Holder's rights and remedies hereunder and under the Security Agreement.

      7. Secured Obligation. This Note is one of the Notes referred to in the Security Agreement and is secured by the collateral described therein (collectively, the "Collateral"). The Security Agreement grants the Holder certain rights with respect to the Collateral upon an Event of Default.

      8. Waiver of Presentment, Demand and Dishonor. The Company hereby waives presentment for payment, protest, demand, notice of protest, notice of non-payment and diligence with respect to this Note, and waives and renounces all rights to the benefit of any statute of limitations or any moratorium, appraisement, exemption or


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homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Federal Bankruptcy Code, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals and modifications hereof.

      No failure on the part of the Holder hereof to exercise any right or remedy hereunder with respect to the Company, whether before or after the happening of an Event of Default, shall constitute a waiver of any future Event of Default or of any other Event of Default. No failure to accelerate the debt of the Company evidenced hereby by reason of an Event of Default or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter; or shall be deemed to be a novation of this Note or a reinstatement of such debt evidenced hereby or a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right the Holder may have, whether by the laws of the state governing this Note, by agreement or otherwise; and the Company hereby expressly waives the benefit of any statute or rule of law or equity that would produce a result contrary to or in conflict with the foregoing.

      9. Amendment; Waiver. Any term of this Note may be amended or waived upon the written consent of the Company and the Holder hereof. No such waiver or consent on any one instance shall be construed to be a continuing waiver or a waiver in any other instance unless it expressly so provides.

      10. Transfers. The Holder shall have the right to transfer this Note or any interest herein in any transaction meeting the requirements of applicable securities laws.

      11. Intercreditor Agreement. This note is subject to the terms and conditions of the Intercreditor Agreement and Collateral Agency Agreement.

      12. Governing Law; Consent to Jurisdiction. This Note shall be binding upon the Company and its successors, assigns and legal representatives. The validity, construction and interpretation of this Note will be governed, and construed in accordance with, the laws of the State of New York. EACH OF THE COMPANY AND, BY ITS ACCEPTANCE HEREOF, THE HOLDER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS NOTE AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

      Each of the Company and, by its acceptance of this Note, the Holder irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on the Company and the Holder anywhere in the world by the same methods as are specified for the giving of notices


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under the Purchase Agreement. Each of the Company and, by its acceptance of this
Note, the Holder irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each of the Company and, by its acceptance of this Note, the Holder irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

ATTEST:                             WARP TECHNOLOGY HOLDINGS, INC.




________________________________               By: _____________________________
Name:                                   Name:
                                        Title:

Dated: [_______________], 2005


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